Exhibit 99.1

FOR IMMEDIATE RELEASE
April 25, 2005

Contacts:
Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Jeri Grier-Ball Ron Newman	(614) 480-5413 (614)480-3077

HUNTINGTON BANCSHARES REPORTS 2005 FIRST QUARTER RESULTS;

REAFFIRMS 2005 EARNINGS PER SHARE GUIDANCE OF $1.78-$1.83;
ANNOUNCES UPDATE ON SETTLEMENT DISCUSSIONS OF THE SEC
INVESTIGATION;
ANNOUNCES REACTIVATION OF SHARE REPURCHASE PROGRAM

      COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2005 first quarter earnings of $96.5 million, or $0.41 per common share. This compares with $104.2 million, or $0.45 per common share, in the year-ago quarter and $91.1 million, or $0.39 per common share, in the 2004 fourth quarter.

      “First quarter earnings per share performance was slightly below our expectations,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “We were pleased with loan and deposit growth, our stable net interest margin and expense performance but disappointed with the weakness in fee revenue and a significant commercial loan net charge-off. Nevertheless, there was sufficient progress in a number of key performance indicators that we are comfortable reaffirming our previous guidance for 2005.”

      “Loan growth continued to be strong reflecting growth across all regions and loan categories, deposits increased, and we continued to add new customers. Average total loans and leases were 11% higher than in the year-ago quarter. Compared with the 2004 fourth quarter, average total loans and leases grew at a 14% annualized rate, reflecting 15% and 14% annualized growth in average total consumer and total commercial loans, respectively.”

      “Average core deposits were 10% higher than a year ago,” he said. “Compared with the fourth quarter, average core deposits increased at a 3% annualized growth rate. A slow down in first quarter core deposit growth is typical due to seasonal factors. However, this quarter’s 3% linked quarter annualized increase compared very favorably to the 2% annualized decrease in the year-earlier quarter. Importantly, the number of our consumer demand deposit households and small business demand deposit relationships both continued their positive growth trends and were 3% and 9% higher than a year ago, respectively. It is particularly encouraging to see the positive results of our improving sales culture.”

      “We were very pleased with the relative stability of the net interest margin,” he continued, “as it declined only one basis point from the fourth quarter after taking into account the 6 basis point positive adjustment to the fourth quarter net interest margin. We now expect some improvement in our net interest margin over the rest of the year from the current quarter’s 3.31% level. This, along with continued loan growth will be key drivers of higher revenue in coming quarters.”

      “Certain fee income categories declined from the prior period more than anticipated,” he noted. “Other income declined, reflecting soft equity markets which resulted in lower equity investment gains in the current quarter compared with the fourth quarter. In addition, both commercial and personal service charge income declined consistent with recent industry trends.”

      “We continue to be pleased with overall credit quality performance,” he said. “Although net charge-offs were higher in the first quarter due to a single middle market commercial credit charge-off, our non-performing assets declined, as expected, and were only $73.3 million, or 0.30% of total loans and leases and other real estate at quarter-end, the lowest level in many years. Improvement in the economic outlook and a reduction in specific reserves due to charge-offs resulted in a decline in the allowance for loan and lease losses. In spite of this decline, the allowance strengthened in relation to the level of non-performing loans as our NPL coverage ratio increased to 441%, up from 424% at the end of the fourth quarter, and remains among the highest in our peer group.”

      “Finally, our capital position continued to strengthen,” he concluded. “At March 31, 2005, our tangible common equity to risk-weighted assets was 7.92%, up from 7.86% at year-end.”

      Significant 2005 first quarter performance highlights included:

•	$6.4 million after-tax ($0.03 earnings per share) positive impact on net income reflecting the recognition of the effect of federal tax refunds on income tax expense. These federal tax refunds resulted from the ability to carry back federal tax losses to prior years.

•	$6.4 million pre-tax ($0.02 earnings per share) unfavorable impact to provision expense, relating to a $14.2 million middle market commercial charge-off, net of $7.8 million of allocated reserves.

•	$2.0 million pre-tax ($0.01 earnings per share) unfavorable impact from SEC and regulatory-related expenses.

      Highlights compared with 2004 fourth quarter included:

•	4% growth (14% annualized) in average total loans and leases reflecting 4% growth (15% annualized) in consumer loans and 3% growth (14% annualized) in total commercial loans.

•	1% growth (3% annualized) in average total core deposits.

•	3.31% net interest margin, compared with 3.38% that included a 6 basis point positive impact from a funding cost adjustment.

•	0.47% annualized net charge-offs that included 24 basis points related to a single middle market commercial net charge-off, compared with 0.36%.

•	0.30% period-end non-performing asset (NPA) ratio, down from 0.46%.

•	1.09% period-end allowance for loan and lease losses (ALLL) ratio, down from 1.15%.

•	441% period-end ALLL to non-performing loan (NPL) ratio, up from 424%.

•	7.92% period-end tangible common equity to risk-weighted assets ratio, up from 7.86%.

Items specifically impacting earnings performance comparisons for the current and prior periods are highlighted in the following table.

Significant Items Impacting Earnings Performance Comparisons

Three Months Ended	Impact(1)
(In millions, except per share)	Earnings(2)	EPS
March 31, 2005 — GAAP earnings(3)	$125.1	$0.41
· Federal tax loss carry back	6.4 (4)	0.03
· Single C&I charge-off impact, net of allocated reserves	(6.4)	(0.02)
· SEC and regulatory-related expenses	(2.0)	(0.01)

December 31, 2004 — GAAP earnings	$128.3	$0.39
· SEC-related expenses and accruals	(6.5)	(0.03)
· Property lease impairments	(7.8)	(0.02)
· Funding cost adjustment	3.7	0.01

March 31, 2004 — GAAP earnings	$139.1	$0.45
· Gain on sale of $868 million of auto loans	9.0	0.03
· Mortgage servicing right (MSR) temporary impairment	(10.1)	(0.03)
· Investment securities gain on sale	15.1	0.04

(1)	Favorable (unfavorable) impact on GAAP earnings

(2)	Pre-tax unless otherwise noted

(3)	Includes significant items with $0.01 EPS impact or greater

(4)	After-tax

Discussion of Performance

      Fully taxable equivalent net interest income increased $12.4 million, or 5%, from the year-ago quarter, reflecting the favorable impact of an 8% increase in average earning assets, partially offset by a 5 basis point, or an effective 1%, decline in the net interest margin. The fully taxable equivalent net interest margin decreased to 3.31% from 3.36% in the year-ago quarter. The decline from the year-ago quarter reflected the impact of the strategic repositioning of portfolios to reduce automobile loans and increase the relative proportion of lower-rate, lower-risk, residential real estate-related loans.

      Compared with the 2004 fourth quarter, fully taxable equivalent net interest income decreased $3.9 million, or 2%, reflecting a 7 basis point decrease in the net interest margin to 3.31% from 3.38% in the 2004 fourth quarter, partially offset by the favorable impact of a 2% increase in average earning assets. As previously disclosed, the 2004 fourth quarter net interest margin reflected a favorable 6 basis point impact from a $3.7 million funding cost adjustment.

      Average total loans and leases increased $2.4 billion, or 11%, from the 2004 first quarter due primarily to a $1.5 billion, or 13%, increase in average consumer loans. Contributing to the consumer loan growth were a $1.2 billion, or 47%, increase in average residential mortgages and a $0.8 billion, or 20%, increase in average home equity loans.

      Average total automobile loans declined $1.0 billion, or 34%, from the year-ago quarter reflecting the sale of $1.5 billion of automobile loans over this 12-month period as part of a strategy of reducing automobile loan and lease exposure as a percent of total credit exposure. Partially offsetting the decline in automobile loans was growth in direct financing leases due to the migration from operating lease assets, which have not been originated since April 2002. Average direct financing leases increased $0.5 billion, or 24%, from the year-ago quarter.

      Average total commercial loans were $10.4 billion, up $0.9 billion, or 9%, from the year-ago quarter. This increase reflected a $0.4 billion, or 12%, increase in middle market commercial real estate loans and a $0.3 billion, or 6%, increase in middle market commercial and industrial loans. Average small business loans, which include both commercial and industrial and commercial real estate loans, increased $0.2 billion, or 11%, reflecting continued success in meeting the needs of this targeted segment.

      Compared with the 2004 fourth quarter, average total loans and leases in the 2005 first quarter increased $0.8 billion, or 4%. Average total consumer loans accounted for slightly more than half of this increase as they increased $0.5 billion, or 4%, reflecting a $0.2 billion, or 6%, increase in residential mortgages and a $0.1 billion, or 2%, increase in average home equity loans. These sequential quarterly growth rates for both residential mortgages and home equity loans have generally trended lower over the last four quarters due to interest rates trending upward. In addition, average automobile loans and leases increased $0.2 billion, or 4%, due to growth in automobile loans and, to a slightly lesser degree, growth in direct financing leases. Automobile loan production increased 20% from the 2004 fourth quarter, which had been the lowest production quarter in recent history, but was 25% below the year-ago quarter production. The lower overall automobile loan production reflected continued aggressive competition in this sector. Average total commercial loans increased $0.4 billion, or 3%, led by a $0.2 billion, or 5%, increase in middle market commercial and industrial loans, reflecting the continued growth in attracting targeted commercial clients, as well as higher utilization rates. Average middle market commercial real estate loans increased 3%, while small business loans increased 2%.

      Average investment securities declined $0.7 billion, or 15%, from the year-ago quarter but increased $0.1 billion, or 2%, from the 2004 fourth quarter.

      Average total core deposits in the first quarter were $17.0 billion, up $1.6 billion, or 10%, from the year-ago quarter, reflecting a $1.3 billion, or 20%, increase in average interest bearing demand deposit accounts, and a $0.3 billion, or 10%, increase in non-interest bearing deposits. Reflecting typical seasonal factors, average total core deposits increased $0.1 billion, or 1%, from the fourth quarter with interest bearing demand deposits, increasing $0.3 billion, or 3%, and non-interest bearing deposits decreasing $0.1 billion, or 3%. This linked quarter performance was better than in the comparable 2004 first quarter period when average total core deposits declined slightly.

      Non-interest income decreased $59.6 million, or 26%, from the year-ago quarter. Comparisons with prior-period results were heavily influenced by the decline in operating leases and related operating lease income. Since all automobile leases originated since April 2002 are direct financing leases, the decline in operating leases and related income is expected to continue such that the impact of operating lease income trends on total non-interest income trends is expected to be diminished meaningfully by year-end 2005. Reflecting the run-off of the operating lease portfolio, operating lease income declined $42.1 million, or 47%, from the 2004 first quarter.

      Excluding operating lease income, non-interest income decreased $17.5 million, or 13%, from the year-ago quarter with the primary drivers being:

•	$14.1 million decline in investment securities gains with the current quarter reflecting only $1.0 million of such gains, compared with $15.1 million of such gains in the 2004 first quarter.

•	$9.0 million gain on sale of automobile loans in the year-ago quarter, with no such gains in the current quarter.

•	$8.2 million, or 32%, decline in other income primarily due to higher MSR hedge-related trading losses, lower investment banking income, and lower equity investment gains.

•	$2.4 million, or 6%, decline in service charges on deposit accounts with declines in commercial service charges and consumer service charges equally contributing to the decrease. Lower commercial service charges reflected a combination of lower activity and a preference by commercial customers to pay for services with higher compensating balances rather than fees as interest rates increase. The decline in consumer service charges primarily reflected lower personal NSF and overdraft service charges.

•	$2.2 million, or 14%, decline in brokerage and insurance income due to lower annuity sales.

      Partially offset by:

•	$16.4 million increase in mortgage banking income primarily reflecting a $3.8 million mortgage servicing rights (MSR) temporary impairment recovery in the current quarter compared with a $10.1 million MSR temporary impairment in the year-ago quarter and higher net secondary marketing income.

•	$1.9 million, or 11%, increase in trust services due to higher personal trust and mutual fund fees.

      Compared with the 2004 fourth quarter, non-interest income declined $14.9 million, or 8%. This comparison was also heavily influenced by the decline in operating lease income for the reasons noted above. Reflecting the run-off of the operating lease portfolio, operating lease income declined $8.4 million, or 15%, from the 2004 fourth quarter. Excluding operating lease income, non-interest income decreased $6.5 million, or 5%, from the 2004 fourth quarter with the primary drivers being:

•	$6.5 million, or 27%, decrease in other income primarily reflecting lower equity investment gains and lower investment banking income.

•	$2.3 million, or 6%, decrease in service charges on deposit accounts primarily reflecting seasonally lower personal NSF and overdraft service charges.

•	$1.1 million decline in investment securities gains with the current quarter reflecting only $1.0 million of such gains, compared with $2.1 million of such gains in the 2004 fourth quarter.

      Partially offset by:

•	$3.2 million, or 37%, increase in mortgage banking income reflecting a $3.8 million MSR temporary impairment recovery in the current quarter.

•	$0.9 million, or 5%, increase in trust income reflecting a 12% increase in Huntington Fund fees and 5% increase in personal trust income, partially offset by a 34% seasonal decline in corporate trust fees from the fourth quarter. The 2005 first quarter represented the sixth consecutive quarterly increase in trust income. Trust assets increased 2 percent from the end of last year.

      Non-interest expense decreased $27.4 million, or 10%, from the year-ago quarter. Comparisons with prior-period results were influenced by the decline in operating lease expense as the operating lease portfolio continues to run-off (see above operating lease income discussion). Operating lease expense declined $32.8 million, or 46%, from the 2004 first quarter. Excluding operating lease expense, non-interest expense increased $5.4 million, or 3%, from the year-ago quarter reflecting:

•	$2.5 million, or 15%, increase in net occupancy expense primarily reflecting a loss, caused by a refinancing penalty of a real estate partnership minority interest, as well as lower rental income.

•	$2.4 million, or 2%, increase in personnel costs due to higher salary and incentive plan expenses, partially offset by lower sales commissions.

•	$2.2 million, or 30%, increase in professional services expenses primarily reflecting SEC- and regulatory-related expenses.

Partially offset by:

•	$1.4 million, or 18%, decline in marketing expense.

      Compared with the 2004 fourth quarter, non-interest expense decreased $22.7 million, or 8%. Comparisons with prior-period results were also heavily influenced by the decline in operating lease expense. Operating lease expense declined $10.4 million, or 21%, from the 2004 fourth quarter. Excluding operating lease expense, non-interest expense decreased $12.4 million, or 5%, from the prior quarter reflecting:

•	$8.1 million, or 31%, decrease in other expense as the fourth quarter included a $5.5 million SEC-related accrual.

•	$6.8 million, or 26%, decrease in net occupancy as the 2004 fourth quarter included $7.8 million in property lease impairment and write-down on vacated facilities.

      Partially offset by:

•	$1.2 million, or 1%, increase in personnel costs due to higher 2004 incentive plan expenses, partially offset by lower sales commissions.

      The company’s effective tax rate was 22.8% in 2005 first quarter, down from 25.1% in the year-ago quarter, and from 29.0% in the 2004 fourth quarter. The 2005 first quarter effective tax rate included the after-tax positive impact on net income due to a federal tax loss carry back, tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investment in low income housing and historic property partnerships. The lower effective tax rate is expected to impact each quarter of 2005. In 2006, the effective tax rate is anticipated to increase to a more typical rate slightly below 30%.

Credit Quality

      Total net charge-offs for the 2005 first quarter were $28.3 million, or an annualized 0.47% of average total loans and leases. This was comparable to $28.6 million, or 0.53%, in the year-ago quarter but represented an increase from $20.9 million, or an annualized 0.36% of average total loans and leases in the 2004 fourth quarter. The current quarter included a single $14.2 million middle market commercial charge-off related to a commercial leasing company with significant exposure to a service provider that declared bankruptcy. The 0.47% net charge-off ratio for average total loans and leases in the first quarter included 24 basis points related to this single credit.

      Total commercial net charge-offs in the first quarter were $16.2 million, or an annualized 0.62%, up from $7.6 million, or an annualized 0.32%, in the year-ago quarter. As noted above, the current quarter included a $14.2 million middle market commercial charge-off, which represented 54 basis points of the 0.62% total commercial net charge-off ratio. Total commercial net charge-offs in the 2004 fourth quarter were $5.2 million, or an annualized 0.21%.

      Total consumer net charge-offs in the current quarter were $12.1 million, or an annualized 0.36% of related loans. This compared with $21.0 million, or 0.70%, in the year-ago quarter with the decline from the year-ago quarter heavily influenced by lower automobile loan and lease net charge-offs. Total automobile loan and lease net charge-offs in the 2005 first quarter were $6.2 million, or an annualized 0.56% of related loans and leases, down significantly from $16.6 million, or an annualized 1.32%, in the year-ago quarter. The year-ago quarter included 37 basis points from a one-time $4.7 million cumulative adjustment.

      Compared with the 2004 fourth quarter, first quarter total consumer net charge-offs decreased $3.7 million, primarily reflecting a $1.4 million decrease in home equity loan net charge-offs and a $1.3 million decrease in automobile loan and lease net charge-offs. Current quarter home equity loan net charge-offs were an annualized 0.35% of related loans, down from 0.48% in the fourth quarter, with automobile loan and lease net charge-offs of 0.56% declining from 0.70%.

      NPAs were $73.3 million at March 31, 2005, and represented only 0.30% of related assets, down $18.4 million from $91.7 million, or 0.43%, at the end of the year-ago quarter and down $35.3 million from $108.6 million, or 0.46%, at December 31, 2004. The decrease from the prior quarter reflected the expected first quarter sale of $35.7 million of other real estate owned (OREO) properties related to the previously disclosed workout of a trouble mezzanine financing relationship. Residential real estate and home equity NPAs, which historically have demonstrated less potential for subsequent losses, comprised 41% of total NPAs.

      Non-performing loans and leases (NPLs), which exclude OREO, were $59.9 million at March 31, 2005, down 22% from $77.1 million a year earlier and down 6% from the end of the fourth quarter. Expressed as a percent of total loans and leases, NPLs were only 0.25% at March 31, 2005, down from 0.36% at March 31, 2004, and 0.27% at December 31, 2004.

      The over 90-day delinquent, but still accruing, ratio was 0.21% at March 31, 2005, down from 0.28% a year ago, and little changed from 0.23% at December 31, 2004.

Allowances for Credit Losses (ACL)

      The company maintains two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL).

      The March 31, 2005, ALLL was $264.4 million, down from $295.4 million a year earlier and $271.2 million at December 31, 2004. Expressed as a percent of period-end loans and leases, the ALLL ratio at March 31, 2005, was 1.09%, down from 1.39% a year ago and 1.15% at December 31, 2004. These declines reflected the improvement in the economic outlook, the change in the mix of the loan portfolio to lower-risk residential mortgages and home equity loans, and the reduction of specific reserves related to improved or resolved individual problem commercial credits. The table below shows the change in the ALLL ratio from the 2004 first quarter and 2004 fourth quarter.

Components of ALLL as percent of total loans and leases:

				1Q05 change from
	1Q05	4Q04	1Q04	4Q04	1Q04
Transaction reserve	0.81%	0.78%	0.91%	0.03%	(0.10)%
Economic reserve	0.27	0.32	0.38	(0.05)	(0.11)
Specific reserve	0.01	0.05	0.10	(0.04)	(0.09)

Total ALLL	1.09%	1.15%	1.39%	(0.06)%	(0.30)%

      The ALLL as a percent of NPAs was 361% at March 31, 2005, up from 322% a year ago, and 250% at December 31, 2004.

      The March 31, 2005, AULC was $31.6 million, down slightly from $32.1 million at the end of the year-ago quarter, and down from $33.2 million at December 31, 2004.

      On a combined basis, the ACL as a percent of total loans and leases was 1.22% at March 31, 2005, compared with 1.55% a year earlier and 1.29% at the end of last quarter. Similarly, the ACL as a percent of NPAs was 404% at March 31, 2005, up from 357% a year earlier and 280%

at December 31, 2004.

      The provision for credit losses in the 2005 first quarter was $19.9 million, a $5.7 million reduction from the year-ago quarter, but a $7.2 million increase from the 2004 fourth quarter. The reduction in provision expense from the year-ago quarter reflected overall improved portfolio quality performance and a stronger economic outlook, only partially offset by provision expense related to loan growth. The increase in provision expense from the fourth quarter primarily reflected an increase in the transaction reserve, due to loan growth, and higher net charge-offs net of allocated reserves, related to the middle market commercial charge-off noted above. This increase was partially offset by improvement in the economic outlook.

Capital

      At March 31, 2005, the tangible equity to assets ratio was 7.42%, up from 6.97% a year ago, and 7.18% at December 31, 2004. At March 31, 2005, the tangible equity to risk-weighted assets ratio was 7.92%, up from 7.60% at the end of the year-ago quarter, and 7.86% at December 31, 2004. The increase in the tangible equity to risk-weighted assets ratio reflected primarily the positive impact resulting from reducing the overall risk profile of earning assets throughout this period, most notably a less risky loan portfolio mix.

2005 Outlook

      “When earnings guidance is given, it is the company’s practice to do so on a GAAP basis, unless otherwise noted,” Hoaglin said. “Such guidance includes the expected results of all significant forecasted activities, but typically excludes unusual or one-time items until such time as the full impact becomes known.”

      “We expect our earnings for the remainder of 2005 to increase sequentially over the next three quarters from the level reported in the first quarter resulting from good earning asset growth, an improving net interest margin, growth in selected fee income categories, stable to improving credit quality, and flat expenses excluding operating lease expense.”

      “Reflecting these factors,” he said, “we confirm our earlier earnings per share guidance of $1.78 — $1.83 for 2005.”

      The company noted that this guidance excludes any impact of future SEC-related expenses and any share repurchases. Earnings guidance also excludes any impact from the implementation of FAS 123R (expensing of stock options). In the 2005 first quarter, new guidance was issued by the SEC that provides the option to postpone adoption of FAS 123R until January 1, 2006. Consequently, the company did not adopt FAS 123R in the 2005 first quarter and now anticipates adopting this standard in 2006.

      To the extent the impacts of these items become known, they will be disclosed and reflected in future earnings guidance. In addition, the company has departed slightly from providing this guidance on a strictly GAAP basis solely to exclude any future benefit from the first quarter federal tax loss carry back discussed above as this impacts only 2005 performance, and because offsetting impacts may occur later in the year from possible balance sheet restructurings and/or expense initiatives currently under review.

Management Appointments

      During the 2005 first quarter, two new management team members were added. Melinda Ackerman, formerly head of human resources with American Electric Power (AEP), joined Huntington as executive vice president and human resources director. Mahesh Sankaran, formerly treasurer with Compass Bancshares Inc., joined the company as executive vice president and treasurer. Both Ackerman and Sankaran report directly to Hoaglin and are members of the Management Committee. In addition, Jerry Kelsheimer was appointed president of the Northern Ohio region where, prior to this appointment, he served as executive vice president and Northern Ohio regional commercial manager.

Proposed Settlement of SEC Formal Investigation

      Huntington also announced that it has proposed a settlement to the staff of the Securities and Exchange Commission (“Commission”) regarding the resolution of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters, and that the staff has agreed to recommend the proposed settlement offer to the Commission. The proposed settlement, which is subject to approval by the SEC, is expected to involve the entry of an order requiring Huntington; its chief executive officer, Thomas E. Hoaglin; its former vice chairman and chief financial officer, Michael J. McMennamin; and its former controller, John Van Fleet, to comply with various provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. The proposed settlement would call for the payment of a $7.5 million civil money penalty by the company, which, if approved, would be distributed pursuant to the Fair Fund provisions of Section 308(a) of the Sarbanes-Oxley Act of 2002. This civil money penalty would have no current period financial impact on Huntington’s results, as reserves for this amount were established and expensed prior to December 31, 2004. The proposed settlement would also require the disgorgement of $360,000 by Hoaglin in respect of his previously paid 2002 annual bonus, and disgorgement of previously paid bonuses and prejudgment interest for McMennamin and Van Fleet of $265,215 and $26,660, respectively. In addition, Hoaglin, McMennamin, and Van Fleet would pay civil money penalties of $50,000; $75,000; and $25,000; respectively. The proposed settlement would also impose certain other relief with respect to McMennamin and Van Fleet.

      The resolution of the SEC investigation is separate and distinct from the formal banking regulatory written agreements announced March 1, 2005 with the Federal Reserve Bank of Cleveland and the Office of the Comptroller of the Currency, which remain in effect until terminated by the banking regulators. The company believes it continues to make progress in working towards a comprehensive resolution of all of the issues outlined in its regulatory agreements.

      Commenting on behalf of the Board of Directors, Don M. Casto, chairman of the Executive Committee said, “The Board of Directors at Huntington have reviewed all actions taken to date by Huntington in its efforts to address fully the concerns of the SEC and our banking regulators and are pleased with the work being done. We reiterate our support for Mr. Hoaglin and the management team as the company moves forward to implement best practices in all areas underlying these actions.”

      Hoaglin stated, “From the beginning of the formal investigation in 2003, we stated our commitment to reach an appropriate resolution of these matters. We are committed to meeting the highest standards in our accounting, corporate governance, internal audit, and financial reporting policies and practices. We believe we can achieve these goals while remaining focused on excelling in our efforts to grow our businesses and serve our customers.”

Reactivates Share Repurchase Program

      As of March 31, 2005, the company had unused authority to repurchase up to 7.5 million common shares under an April 27, 2004, share repurchase authorization. Huntington today announced that it intends to reactivate its share repurchase program upon approval by the Commission of the proposed settlement offer to resolve the formal investigation. It expects to repurchase these shares from time-to-time in the open market or through privately negotiated transactions depending on market conditions.

Conference Call / Webcast Information

      Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 866-835-8907. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available two hours after the completion of the call through May 9, 2005 at 888-266-2081; conference ID 678167.

Forward-looking Statement

      This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2004, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.

Annualized data

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully taxable equivalent interest income and net interest margin

     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

     Significant one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items.

Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.

NM or nm

     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.

About Huntington

      Huntington Bancshares Incorporated is a $32 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 139 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

###

HUNTINGTON BANCSHARES INCORPORATED Quarterly Key Statistics (Unaudited)

	2005	2004		Percent Change

(in thousands of dollars, except per share amounts)	First	Fourth	First	4Q04	1Q04

Net interest income	$235,198	$239,068	$222,685	(1.6)%	5.6%
Provision for loan and lease losses	19,874	12,654	25,596	57.1	(22.4)
Non-interest income	168,050	182,940	227,639	(8.1)	(26.2)
Non-interest expense	258,277	281,014	285,654	(8.1)	(9.6)

Income before income taxes	125,097	128,340	139,074	(2.5)	(10.1)
Provision for income taxes	28,578	37,201	34,901	(23.2)	(18.1)

Net Income	$96,519	$91,139	$104,173	5.9%	(7.3)%

Net income per common share — diluted	$0.41	$0.39	$0.45	5.1	(8.9)
Cash dividends declared per common share	0.200	0.200	0.175	—	14.3
Book value per common share at end of period	11.16	10.96	10.31	1.9	8.3

Average common shares — basic	231,824	231,147	229,227	0.3	1.1
Average common shares — diluted	235,053	235,502	232,915	(0.2)	0.9
Return on average assets	1.20%	1.13%	1.36%

Return on average shareholders’ equity	15.5	14.6	18.4
Net interest margin (1)	3.31	3.38	3.36
Efficiency ratio (2)	63.7	66.4	65.1
Effective tax rate	22.8	29.0	25.1

Average loans and leases	$23,856,482	$23,032,173	$21,502,390	3.6%	10.9%
Average loans and leases — linked quarter annualized growth rate.	14.3%	15.1%	1.8%
Average earning assets	29,128,027	28,506,464	26,978,873	2.2	8.0
Average core deposits (3)	17,043,436	16,908,269	15,481,110	0.8	10.1
Average core deposits — linked quarter annualized growth rate (3)	3.2%	9.7%	(1.6)%
Average total assets	$32,581,040	$32,060,518	$30,835,373	1.6	5.7
Average shareholders’ equity	2,527,168	2,481,373	2,278,400	1.8	10.9

Total assets at end of period	$32,182,599	$32,565,497	$31,039,080	(1.2)	3.7
Total shareholders’ equity at end of period	2,589,773	2,537,638	2,364,179	2.1	9.5

Net charge-offs (NCOs)	$28,272	$20,913	$28,627	35.2	(1.2)
NCOs as a % of average loans and leases	0.47%	0.36%	0.53%
Non-performing loans and leases (NPLs)	$59,893	$63,962	$77,127	(6.4)	(22.3)
Non-performing assets (NPAs)	73,303	108,568	91,694	(32.5)	(20.1)
NPAs as a % of total loans and leases and other real estate (OREO)	0.30%	0.46%	0.43%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.09	1.15	1.39
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.22	1.29	1.55
ALLL as a % of NPLs	441	424	383
ALLL as a % of NPAs	361	250	322

Tier 1 risk-based capital ratio (4)	9.17	9.08	8.74
Total risk-based capital ratio (4)	12.50	12.48	12.13
Tier 1 leverage ratio (4)	8.48	8.42	8.07
Average equity / assets	7.76	7.74	7.39
Tangible equity / assets (5)	7.42	7.18	6.97

N.M., not a meaningful value.
(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.
(2)	Non-interest expense less amortization of intangibles ($0.2 million for all periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).
(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.
(4)	Estimated at March 31, 2005.
(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).